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                                                                  EXHIBIT 10.9

                                  TAX AGREEMENT


                  THIS TAX AGREEMENT (the "Agreement") is made and entered into as of the ___ day of November, 1997 by and among QUANTUM EPITAXIAL DESIGNS, INC., a Pennsylvania corporation, and _____________________(the "Shareholder").


                                    RECITALS


         A. The Company filed an election on or about July 1, 1989, with the Internal Revenue Service to be taxed as an "S" corporation (as defined in Section 1361 of the Code) and, until the Termination Date (defined below), will continue to be taxed as an S corporation.

         B. The Company contemplates an initial public offering of its common stock, $.001 par value per share ("Public Offering").

         C. The Shareholder will continue to be a shareholder of the Company until immediately before the consummation of the Public Offering.

         D. The Company and the Shareholder wish to provide for a tax agreement with respect to certain taxes (and related liabilities) which may be imposed upon the Shareholder or the Company.


                                   AGREEMENTS

                  In consideration of the recitals and the mutual agreements which follow, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1.1. Definitions. The following terms, as used herein have the following meanings:

                       "C Corporation Period" means the period beginning on the Termination Date.

                       "C Short Year" means that portion of the S Termination year beginning on the Termination Date and ending on the last day of the S Termination Year.

                       "Code" means the Internal Revenue Code of 1986, as amended.

                       "Losses" means losses, liabilities, obligations, damages, impositions, assessments, fines, deficiencies, costs and expenses, including, without limitation, attorneys' and accountants' fees and expenses, with respect to all federal and state income taxes of any kind whatsoever, including interest, penalties and additions to taxes.


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                       "Percentage Interest" means the percentage of the stock
of the Company owned by the Shareholder at the end of the S Corporation Period.

                       "S Corporation Period" means the period beginning on July 1, 1989 and ending at the close of business two days immediately preceding the Termination Date.

                       "S Corporation Taxable Income" means the taxable income of the Company from all sources during the S Corporation Period.

                       "S Short Year" means that portion of the S Termination Year beginning on the first date of such taxable year and ending on the day immediately preceding the Termination Date.

                       "S Termination Year" means the fiscal year of the Company that includes the Termination Date.

                       "Taxing Authority" or "Taxing Authorities" means the applicable federal and/or state taxing authority or authorities.

                       "Termination Date" mens the date on which the S corporation status of the Company is terminated pursuant to Section 1362(d)(1) of the Code.

                                    ARTICLE 2

                                      TAXES

                  2.1. Shareholder's Obligation to Use Reasonable Efforts to Obtain Refund. The Shareholder covenants and agrees that if any Taxing Authority determines that the Company owes additional tax as a result of: (a) any final determination of an adjustment to the Company's tax liability (by reason of an amended return, claim for refund, audit or otherwise) attributable to a shift in items of income or gain from the Company's S Corporation Period to the Company's C Corporation Period or a shift in items of loss, deduction or credit from the Company's C Corporation Period to the Company's S Corporation Period which shift results in a decrease in the income of the Shareholder, or (b) any final determination that the Company was a C corporation at any time during the S Corporation period, the Shareholder will use reasonable efforts to obtain a refund of the taxes paid by the Shareholder attributable to the income of the Company, plus interest thereon, and will pay such refund plus interest thereon to the Company. Reasonable efforts shall include but not be limited to filing an amended tax return, claim for refund, or other necessary documents. If the Company, in its sole discretion, determines that the Shareholder has failed to use reasonable efforts, the Shareholder shall permit the Company to pursue the refund claim and shall cooperate and provide to the Company any items required by the Company to pursue such claim. The Company will provided timely notice to the Shareholder of such Taxing Authority's determination that would form the basis of a refund claim. The Company shall reimburse the Shareholder for reasonable attorneys' and accountants' expenses incurred in obtaining such refund.



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                  2.2. Company's Obligation to Use Reasonable Efforts to Obtain
Refund; Company's Obligation to Pay Taxes. The Company covenants and agrees that if any taxing authority determines that the Company owes less tax than the amount originally reported by the Company as a result of any final determination of an adjustment to the Company's tax liability (by reason of an amended return, claim for refund, audit or otherwise) attributable to a shift in items of loss, deduction or credit from the Company's S Corporation Period to the company's C Corporation Period or a shift in items of income or gain from the Company's C Corporation Period to the Company's S Corporation Period, the Company will use reasonable efforts to obtain a refund of the taxes paid by the Company, plus interest thereon, and will pay to the Shareholder the portion of such refund plus interest thereon equal to the Shareholder's Percentage Interest in the Company, but such payment shall not exceed the amount needed by the Shareholder to pay any additional taxes, penalties and/or interest attributable to the income of the Company imposed on the Shareholder for the Company's S Corporation Period. If the refund is insufficient for the Shareholder to pay such additional taxes, penalties and/or interest, the Company will pay or provide such additional amount, including any amount attributable to any tax imposed on the Shareholder on such additional amount. The Company shall reimburse the Shareholder for reasonable attorneys' fees and accountants' expenses incurred in connection with the payment of such additional taxes, penalties and/or interest.

                  2.3. Liability For Any Additional Taxes Attributable to C Corporation Years Including C Short Year, and Additional Corporate Taxes for S Corporation Year. The Company covenants and agrees that, to the extent that additional taxes, penalties and/or interest are imposed on the Company, it shall pay to the respective Taxing Authorities or otherwise satisfy any and all such additional taxes, penalties and/or interest as may be attributable to taxable income of the Company and which it is required to pay or satisfy relative to the C Short Year, all taxable periods thereafter that are periods in which the Company is a C corporation, and a final determination that the Company was a C Corporation at any time during the S Corporation Period.

                  2.4. Payments. The Shareholder or the Company, as the case may be, shall make any payment required under this Agreement in cash within thirty
(30) days after (a) in the case of a payment to a Taxing Authority, written notice that the obligation to the appropriate Taxing Authority has either become final or, notwithstanding the pendency or availability of any further tax contest, must otherwise be paid; and (b) in the case of a payment to the other party, within thirty (30) days of receipt of a refund that is required to be paid to the other party or receipt of notice from the other party that a payment is due.

                  2.5. Notices of Audits and Adjustments

                       (a) If the Shareholder receives notice of an intention by a Taxing Authority to audit any return of the Shareholder that includes any item of income, gain, deduction, loss or credit reported by the Company with respect to the Company's S Corporation Period, the Shareholder shall inform the Company, in writing, of the audit promptly after receipt of such notice. If the Shareholder receives notice from a Taxing Authority of any proposed adjustment for which the Company may be required to make a payment or reimburse the Shareholder hereunder (a "Proposed Adjustment"), the Shareholder shall give notice to the Company of the Proposed Adjustment promptly after receipt of such notice from a Taxing Authority. A failure on the part of the Shareholder to provide such notice to the Company on a timely basis shall not relieve the

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Company of its obligations of payment or reimbursement under Section 2.2 unless such failure materially prejudices the ability of the Company to cause the Proposed Adjustment to be contested. Upon receipt of such notice from the Shareholder, the Company may, by in turn giving prompt written notice to the Shareholder, request that the Shareholder contest such Proposed Adjustment. If the Company requests that any Proposed Adjustment be contested, then the Shareholder shall, at the Company's request and expense, contest the Proposed Adjustment or permit the Company and its representatives, at the Company's request and expense, to contest the Proposed Adjustment (including pursuing all administrative and judicial appeals and processes) or participate in such proceedings. The Company shall pay to the Shareholder on demand all costs and expenses (including reasonable attorneys' and accountants' fees) that the Shareholder incurs in contesting such Proposed Adjustments at the Company's request. The Shareholder shall not make, accept or enter into a settlement or other compromise with respect to any taxes required to be paid or reimbursed by the Company hereunder, or forego or terminate any proceeding undertaken hereunder without the consent of the Company, which consent shall not be unreasonably withheld.

                       (b) Nothing in Section 2.5 shall limit the Company's obligation to make payment or reimbursement to the Shareholder pursuant to
Section 2.2 hereof if the Company decides not to contest or abandons its prior decision to contest the Proposed Adjustment.

                                    ARTICLE 3

                                  MISCELLANEOUS

                  3.1. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  3.2. Benefit. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

                  3.3. Cost of Enforcement; Interest. If, within ten (10) days after a demand to comply with the obligations of this Agreement is served in writing on a party, compliance or reasonable assurance of compliance is not forthcoming, and the requesting party engaged the services of an attorney to enforce his or its rights under this Agreement, the prevailing party in any action shall be entitled to recover from the other party or parties all reasonable costs and expenses incurred by the prevailing party (including reasonable legal fees and expenses, whenever incurred, whether before trial or appellate proceeding, at trial, on appeal or otherwise).

                  3.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania.

                  3.5. Notices. All notice and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered, when transmitted, if transmitted by electronic fax, telecopy or similar electronic transmission method, with receipt confirmed; the day after it is sent, if sent by

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recognized expedited delivery service, and two days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to the parties at the address then listed on the Company's records, or to such other address as any party shall have specified by notice in writing to the other parties in accordance with this section.

                  3.6. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

                  3.7. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                  3.8. Interpretation. The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement and shall in no way affect the meaning or interpretation of this Agreement.

                  3.9. Severability. If any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or enforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

                  3.10. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

                  3.11. Survival. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

                                    QUANTUM EPITAXIAL DESIGNS, INC.


                                    By: ______________________________

                                        Its __________________________



                                    __________________________________

                                    _____________________, Shareholder



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